Exhibit 10.19

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Second Amended and Restated License,
Product Development and Supply Umbrella Agreement

This Second Amended and Restated License, Product Development and Supply Umbrella Agreement (this “Umbrella Agreement”) is made as of the 16th day of July, 2015 (the “Effective Date”) by and between TELA Bio, Inc., a Delaware corporation (“TELA Bio”), and Aroa Biosurgery Ltd. (previously Mesynthes Ltd.), a privately held New Zealand company (“Aroa”), and amends and restated in its entirety that certain License, Product Development and Supply Umbrella Agreement dated as of August 3, 2012 (the “Original Agreement”) by and between TELA Bio and Aroa as amended and restated by that certain Amended and Restated License, Product Development and Supply Umbrella Agreement dated March 12, 2013 by and between TELA Bio and Aroa (the “First Amendment”).

Recitals

WHEREAS, the parties entered into the Original Agreement for the purpose of developing, validating the development of, manufacturing, supplying and selling the Products for the specific Indications as set forth therein (as each term is defined in Article 1 thereof).

WHEREAS, pursuant to the terms of the Original Agreement, Aroa granted TELA Bio the Aroa License with respect to Products in certain geographical territories as set forth therein (as each term is defined in Article 1 thereof);

WHEREAS, the parties entered into the First Amendment to, among other things, expand the territory under the Aroa License to include the Eurasian territories as set forth therein, establish certain minimum purchase requirements applicable to the Eurasian territory; and effect other amendments as set forth therein; and

WHEREAS, the parties desire to enter into this Umbrella Agreement, which constitutes an amendment and restatement of the First Amendment to modify certain provisions set forth therein.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.0 Definitions

In addition to the terms defined elsewhere in this Umbrella Agreement, the following words and phrases, whenever capitalized in this Umbrella Agreement, shall have the following meanings:

“Affiliate” means with respect to any party, any entity that controls, is controlled by or is under common control with such party.  An entity is deemed to be in control of another entity if the former owns directly, or indirectly, at least fifty percent (50%) of the outstanding voting stock or equity of said other entity, or has the power to direct or cause the direction of the management and policies of such party (whether through ownership of securities, by contract or otherwise).  For avoidance of doubt, neither party hereto shall be considered an “Affiliate” of the other.

“Annual True Up Payment” has the meaning ascribed to such term in Section 8.5(b).

“Applicable Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, decree, constitution, law, ordinance, principle of common law, statute, or treaty applicable to any Product, including any and all applicable Regulations.

“Aroa License” has the meaning ascribed to such term in Section 2.1.

“Aroa Manufactured Products” means those Products for which Aroa has manufacturing or supply obligations hereunder.

“Aroa Patent Rights” means any and all patent(s) and patent applications(s) owned, licensed to or controlled by Aroa at the effective date of the Original Agreement and as of the Effective Date of this Umbrella Agreement that claim any forestomach-based medical devices, products or technologies (including without limitation ERT Ovine and ERT Bovine) (or uses or methods of making any forestomach-based medical devices, products or technologies) or which are necessary or desirable for the commercialization of any forestomach-based medical devices, products or technologies (including without limitation ERT Ovine and ERT Bovine) within the Indications, including without limitation those set forth on Exhibit B attached hereto and made a part hereof, together with any respective patents issuing therefrom in the Territory, together with any reexaminations, extensions, registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protective certificates, term extensions or certificates of invention and all foreign counterparts thereof, and corresponding foreign patents and patent applications.

“Aroa Plant” means Area’s manufacturing and warehousing facilities located in New Zealand.

“Aroa Technology” means trade secrets and know-how, as well as non-publicly known inventions, improvements, discoveries, formulae documents, algorithms, assay development guides, processes, data, reagents, other biological materials and technologies owned or controlled by or licensed to Aroa or its Affiliates (excluding the Aroa License) as of the effective date of the Original Agreement and as of the Effective Date of this Umbrella Agreement in respect of forestomach-based medical devices, products or technologies (including without limitation ERT Ovine and ERT Bovine), including, but not limited to, all techniques, manufacturing data, protocols, documentation and procedures, validation protocols and procedures, standards, quality system procedures, and control testing, research and clinical data and documentation, design history files, product prototypes and pre-production units, whether patentable or not, together with any oral or written communications related thereto.

“Change of Control” means with respect to either TELA Bio or Aroa (i) the direct or indirect acquisition of more than 50% of the total voting power of the outstanding voting stock of the company, or of a majority of the issued and outstanding shares of the company’s common or ordinary stock (other than pursuant to (A) any transaction or series of related transactions consisting of the sale, issuance or exchange of securities of such company in connection with one or more unregistered offerings of debt, equity or other securities of such company for financing or capital raising purposes in one or more financing rounds or (B) the sale, transfer or issuance of securities of such company in connection with one or more public, registered offerings of the securities of such company (including without limitation any initial public offering of securities by such company); (ii) a merger or consolidation of the company with or into any other entity, unless the shareholders of such company immediately prior to such transaction are entitled to elect the majority of the directors of the surviving entity or directly or indirectly own more than 50% of the voting equity interests of the surviving entity or (iii) the company sells all or substantially all of its assets to a Third Party.

“Combination Product” means (a) a product that combines a Product with one (or more) active pharmaceutical ingredients) or medical device(s) that is (are) not a Product or (b) any package containing a Product combined with another therapeutic, prophylactic or diagnostic product or with a measurement, monitoring or delivery device, where the package is sold as one (1) stock keeping unit.

“Competing Product” means any product or device containing ECM for use in one or more Indications.

“Confidential Information” means and includes all proprietary information (including TELA Bio Technology and Aroa Technology) that is disclosed by or on behalf of one party or its Affiliate to the other party or its Affiliate in connection with this Umbrella Agreement or any Product Exhibit, which is designated in writing whether by letter or by the use of an appropriate stamp or legend such as “confidential,” “proprietary,” or “sensitive” by the disclosing party prior to or at the time of disclosure, which is orally or visually disclosed and indicated to be proprietary at the time of disclosure, or which is of a nature such that the receiving party would reasonably treat such information as proprietary.  Developed Technology, and the terms of this Umbrella Agreement, any Product Exhibit and any related agreements between the parties shall also be considered Confidential Information.

“Contract Year” shall mean a NA Contract Year or an EU Contract Year, as applicable.

“Developed Technology” means any and all technical information (including designs, reports, presentations, ideas, know-how, reagents, improvements, trade secrets, inventions, discoveries, formulae documents, algorithms, processes, data and technologies) developed by TELA Bio, Aroa, their respective Affiliates, or both parties and/or a Person under an obligation of assignment to TELA Bio and/or Aroa or their respective Affiliates, following the effective date of the Original Agreement specifically for purposes of this Umbrella Agreement or a Product Exhibit or based on Confidential Information under this Umbrella Agreement or a Product Exhibit.

“Development Agreement” has the meaning ascribed to it under Section 8.12 of this Umbrella Agreement.

“ECM” means extracellular matrix.

“Effective Date” has the meaning ascribed to it on page 1 of this Umbrella Agreement.

“ERT Bovine” means any endoform regenerative template products in sheet or powder form sourced from cattle.

“ERT Ovine” means any endoform regenerative template products in sheet or powder form sourced from sheep.

“EU Contract Year” shall mean the period of twelve months commencing on the date on which TELA Bio commercially launches in the European Territory the first Product covered by this Umbrella Agreement, and each successive period of twelve months thereafter.

“EU Minimum Amount” has the meaning ascribed to such term in Section 8.6.

“EU Quarterly True Up Amount” means, except as otherwise expressly set forth in Section 5.3(a), an amount equal to [***].

“EU Shortfall Amount” means [***].

“European Operational Milestones” has the meaning ascribed to such term in Section 4.2.

“European Territory” means Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and any future additional member states of the economic, scientific and political organization of the European Union and any successor thereto, Norway, Switzerland, Albania, Armenia, Azerbaijan, Belarus, Bosnia (also known as Bosnia-Herzegovina), Croatia, Georgia, Kazakhstan, Kosovo, Kyrgyzstan, Macedonia, Moldova, Montenegro, the Russian Federation (also known as Russia), Serbia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan.

“FDA” means the United States Food and Drug Administration or any successor agency.

“Field Correction” has the meaning ascribed to such term in Section 11.1.

“Goal” has the meaning ascribed to such term in Section 8.12.

“Goal Deadline” has the meaning ascribed to such term in Section 8.12.

“HPFB” means the Canadian Health Products and Food Branch.

“In-coming Testing” has the meaning ascribed to such term in Section 8.9.

“Indications” means any and all of the following uses or potential uses: (i) abdominal wall reconstruction and hernia repair; (ii) breast reconstruction; (iii) orthopedic soft tissue indications associated with reopposing soft tissue structures down to bone during surgery, including without limitation orthopedic implant wraps (but exclusive of orthopedic implant wraps utilizing antimicrobial drug delivery for infection control) and periosteal replacement; (iv) regenerative osteoarthritis injections; and (v) regenerative plastic surgery injections.  For clarification purposes, tendon and ligament repair are not included as Indications.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses and know how, whether registered or unregistered, including the right to make applications, and all rights to sue at law or in equity for any infringement, misappropriation or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Joint Technology” has the meaning ascribed to such term in Section 3.2(b).

“Licensed Intellectual Property and Technology Rights” means (a) the Aroa Patent Rights, (b) the Aroa Technology, (c) Area’s rights in and to Developed Technology which is Joint Technology described in Section 3.2 and (d) with respect to clause (c) above, any respective patents issuing therefrom, together with any reexaminations, extensions, registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protective certificates, term extensions or certificates of invention and all foreign counterparts thereof, and corresponding foreign patents and patent applications.

“Make Whole Payment” has the meaning ascribed to such term in Section 8.7.

“Manufacturing Documents” means all the documents required to manufacture, label, pack and test the Products.

“MDR” has the meaning ascribed to such term in Section 11.1.

“Minimum Amount” means the NA Minimum Amount and/or the EU Minimum Amount, as applicable.

“NA Contract Year” shall mean the period of twelve months commencing on the date on which TELA Bio commercially launches in North America the first Product covered by this Umbrella Agreement, and each successive period of twelve months thereafter.

“NA Minimum Amount” has the meaning ascribed to such term in Section 8.6

“NA Quarterly True Up Amount” means, [***].

“NA Shortfall Amount” means [***].

“Net Sales” means [***].

As of the Effective Date, TELA Bio does not plan to sell Products to Affiliates for subsequent resale to end user customers.  TELA Bio may not sell Products to an Affiliate for subsequent resale unless the parties have agreed to a reasonable method of calculating Net Sales for such transactions and Aroa consents in writing, which consent shall not be unreasonably withheld.

“Net Sales Forecast” means a non-binding, rolling [***] forecast of Net Sales.

“North American Operational Milestones” has the meaning ascribed to such term in Section 4.2.

“North American Territory” means North America, including, without limitation, the United States, Canada, Mexico and U.S. possessions and territories.

“Operational Milestone Payments” has the meaning ascribed to such term in Section 4.2.

“Original 510(k) Clearance” has the meaning ascribed to such term in Section 4.2(a).

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Product Forecast” has the meaning ascribed to such term in Section 8.1.

“Product Manufacturing Requirements” means the written specifications, protocols and manufacturing instructions used for the manufacture and performance testing of a Product supplied hereunder that have been mutually agreed upon during the design control process, with all changes to such specifications, protocols and manufacturing instructions tracked and mutually agreed upon, and made in accordance with the terms of this Umbrella Agreement.

“Product Requirements” means written specifications and design inputs that are developed and mutually agreed upon during the design control process for each Product supplied hereunder, with all changes to such specifications and design inputs tracked, mutually agreed upon, and made in accordance with the terms of this Umbrella Agreement.

“Products” means ERT Bovine, ERT Ovine and any and all products covered by the Licensed Intellectual Property and Technology Rights, in each case, for use in one or more of the Indications.

“Product Exhibit” means, with respect to a Product, the exhibit that shall be completed and attached hereto by the mutual agreement of the parties.  The first Product Exhibit attached hereto shall be designated as Product Exhibit No. 1 and each Product Exhibit thereafter shall be referenced in numerical sequence.

“Purchase Order” has the meaning ascribed to such term in Section 8.3

“Quarterly True Up Amount” means, except as set forth in Section 5.3(a), the NA Quarterly True Up Amount or the EU Quarterly True Up Amount, as applicable.

“Recall” has the meaning ascribed to such term in Section 11.1.

“Regulations” means all current regulatory requirements of any applicable Regulatory Authority, including current FDA and HPFB regulations, and European Directives, as applicable, and any amendments thereof.

“Regulatory Approval” means, for a Product, all permissions, approvals, licenses, registrations, authorizations, or clearances of any Regulatory Authority that are necessary for the sale of such Product in the applicable regulatory jurisdiction.

“Regulatory Authority” means the applicable government agency or agencies or notified body(ies) in a country or jurisdiction whose permission, approval, license, registration, authorization, or clearance must be obtained for the manufacturing, clinical testing, marketing and/or selling of the applicable Product.

“Regulatory Submission(s)” means any and all applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of obtaining Regulatory Approval for the applicable Product from that Regulatory Authority, including documented minutes from any meetings with such Regulatory Authority.

“Revenue Milestone Payments” has the meaning ascribed to such term in Section 4.3.

“Revenue Sharing Amount” means the product of Net Sales for the specified period and the Revenue Sharing Percentage.

“Revenue Sharing Percentage” means twenty-seven percent (27%).

“Serious Incident” means an incident involving a Product which is reportable to a Regulatory Authority pursuant to existing guidelines or such other guidelines as may be issued by any such Regulatory Authority from time to time.

“Shortfall Amount” means the NA Shortfall Amount or the EU Shortfall Amount, as applicable.

“Supply Failure” means, except as excluded by Section 8.14, a failure by Aroa, whether caused by a force majeure under Section 16.10, or otherwise, to supply by their respective delivery dates during [***] provided in accordance with the terms of this Umbrella Agreement.

“Technical Files” means the documentation relating to the Products that contain information on the Products as required by the FDA, the HPFB or other Regulatory Authorities.

“TELA Bio Technology” means trade secrets and know-how, as well as non-publicly known inventions, improvements, discoveries, formulae documents, algorithms, assay development guides, processes, data, reagents, other biological materials and technologies owned by or licensed to TELA Bio at the date of this Agreement including, but not limited to techniques, manufacturing data, documentation, protocols and procedures, validation protocols and procedures, standards, quality system procedures, and control testing, research and clinical data and documentation, design history files, product prototypes and pre-production units, whether patentable or not, together with any oral or written communications related thereto.

“Term” has the meaning ascribed to it in Section 15.1.

“Territory” means the North American Territory and the European Territory.

“Third Party” means a party other than TELA Bio, Aroa or their respective Affiliates.

“Transfer Price” means the per unit price of a Product calculated in accordance with Exhibit A.

“Trigger Date” means the earlier to occur of (x) the date of TELA Bio’s commercial launch of an Abdominal Wall/Hernia Repair Product in the North American Territory and (y) one year from the Effective Date.

“Upfront Payments” has the meaning ascribed to such term in Section 4.1.

2.0 License Grant

2.1                               License to TELA Bio.  Aroa hereby grants to TELA Bio, an exclusive right and license to use the Licensed Intellectual Property and Technology Rights solely and exclusively for the development, validation, commercialization, import, export within the Territory, marketing, distribution and sale of Products in the Territory and in respect of the Indications, according to this Umbrella Agreement and any applicable Product Exhibit, including the right to make or have made the Products within the Territory in accordance with Section 8.13 (the “Aroa License”).  TELA Bio may sublicense its rights under the Aroa License: (i) to an agreed research and development partner under Section 5.2(a); (ii) to its Affiliates provided that TELA Bio shall remain responsible for actions of any Affiliate sub-licensed under this Section; or (iii) to Third Parties manufacturing Products for TELA Bio pursuant to the rights granted to TELA Bio under Section 8.13.  No other sub-licensing is permitted without Aroa’s prior written consent.  To avoid doubt, notwithstanding the Aroa License, Aroa may at any time use any of the Licensed Intellectual Property and Technology Rights in any jurisdiction other than the Territory or in respect of any indications other than the Indications, provided that neither Aroa nor any Third Party (including licensees, sublicensees or Affiliates of Aroa) that directly or indirectly acts on behalf or at the request of Aroa, its Affiliates, their respective officers, shareholders or directors, or their respective licensees or sublicensees, or with whom Aroa, its Affiliates, their respective officers, shareholders or directors, or their respective licensees or sublicensees has a financial relationship (including equity interest) or other business arrangement, shall (i) market, sell or distribute within the Territory any Competing Product, or (ii) market, sell or distribute, anywhere in the world, any product using the same or substantially similar brands, trademarks or trade names as any of the Products marketed, sold or distributed by TELA Bio pursuant to this Umbrella Agreement, except for the use of “Endoform™”.

2.2                               License to Aroa.  Subject to the terms and conditions of this Umbrella Agreement (including, without limitation, Section 7.9), TELA Bio hereby grants to Aroa during the Term (i) an exclusive license to use the Joint Technology solely and exclusively for the development, validation, commercialization, manufacture, import, export, marketing, distribution and sale of products outside of the Indications or outside of the Territory.  To avoid doubt, notwithstanding the license granted to Aroa under this Section 2.2, TELA Bio may at any time use any of the Joint Technology in the Territory and in respect of any of the Indications.

3.0 Intellectual Property Rights

3.1                               Existing Intellectual Property.  The parties agree that the Intellectual Property owned or controlled by each of the parties as of the Effective Date shall, subject to the terms of this Umbrella Agreement, continue to be owned and controlled by such party.

3.2                               Rights to Developed Technology.  The parties recognize that, in the course of performing under this Umbrella Agreement, either party may invent one or more Developed Technologies either separately from or jointly with the other party.

(a)                                 Sole Inventions.  Developed Technology that is invented, solely or jointly with a Third Party, by an employee of Aroa or its Affiliates or a Person under an obligation of assignment to Aroa or its Affiliates, shall be (1) owned solely by Aroa if (x) such Developed Technology is not an improvement to any existing Licensed Intellectual Property and Technology Rights and (y) has not been developed or invented using any TELA Bio Technology or Confidential Information of TELA Bio or (2) Joint Technology pursuant to Section 3.2(b) below if either (x) such Developed Technology is an improvement to any existing Licensed Intellectual Property and Technology Rights or (y) has been developed or invented using any TELA Bio Technology or Confidential Information of TELA Bio.  Developed Technology that is invented, solely or jointly with a Third Party, by an employee of TELA Bio or its Affiliates or a Person under an obligation of assignment to TELA Bio or its Affiliates, shall be (1) owned solely by TELA Bio if (x) such Developed Technology is not an improvement to any existing Licensed Intellectual Property and Technology Rights and (y) has not been developed or invented using any Aroa Technology, Aroa Patent Rights or Confidential Information of Aroa or (2) Joint Technology pursuant to Section 3.2(b) below if either (x) such Developed Technology is an improvement to any existing Licensed Intellectual Property and Technology Rights or (y) has been developed or invented using any Aroa Technology, Aroa Patent Rights or Confidential Information of Aroa.

(b)                                 Joint Inventions.  All Developed Technology that is not under the rules set forth in Section 3.2(a) owned solely by one party pursuant to Section 3.2(a) above, shall be jointly owned by the parties as tenants in common (“Joint Technology”).  To the extent that any Joint Technology (that is, Developed Technology that under the rules set forth in Section 3.2(a) is considered Joint Technology) is not for any reason owned by both TELA Bio and Aroa as tenants in common, each party hereby assigns to the other an undivided interest in such Joint Technology such that the parties jointly own such Joint Technology as tenants in common.  The parties agree to cooperate in filing any patent applications and undertaking all other reasonable and appropriate protection for such patentable Joint Technology.  In order to protect the patentability of any Joint Technology, each of the parties agrees that it will not publish or disclose any non-public Joint Technology without first obtaining the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

(i)                                     Restrictions.

A.                                    The parties acknowledge that, pursuant to Section 2.1, Aroa has granted TELA Bio an exclusive license with respect to the use of Joint Technology in the Indications and in the Territory, and that, pursuant to Section 2.2, TELA Bio has granted Aroa an exclusive license with respect to the use of Joint Technology outside of the Indications or outside of the Territory.  The parties further agree that, during the Term, except as otherwise expressly provided herein: (i) Aroa shall have the right to practice freely under any resulting patent, license or other Intellectual Property right in respect of the Joint Technology only outside the Indications or outside the Territory without the consent of or remuneration to TELA Bio and (ii) TELA Bio shall have the right to practice freely under any resulting patent, license or other Intellectual Property right in respect of the Joint Technology only within the Territory and within the Indications without the consent of or remuneration to Aroa.

B.                                    In addition, both during the Term and at all times thereafter, (i) neither party may grant a license or sublicense to a Third Party, sell, assign, dispose of, encumber or otherwise transfer any of its rights with respect to any Joint Technology without the prior written consent of the other party, which may not be unreasonably withheld (provided that the consent of the other party shall not be required in connection with a Change of Control of a party) and (ii) prior to either party using Joint Technology for commercial purposes outside the scope of that party’s license to that Joint Technology under this Umbrella Agreement, each party is required to first notify the other party in reasonably sufficient detail so that they may negotiate a commercially reasonable royalty or similar arrangement that takes into account the other party’s contribution to the Joint Technology.  The parties shall use commercially reasonable efforts to agree on appropriate royalty or other arrangements and other terms within 45 days after receipt of notice describing such proposed use and neither party will unreasonably withhold or delay its consent to the terms of any proposed use.

(c)                                  Register.  All Developed Technology shall be recorded in a formal register maintained by agreement of the parties which shall set out whether such Developed Technology is owned by either party independently or is Joint Technology.  Neither party may unreasonably refuse the inclusion of any Developed Technology in that register.  Upon the reasonable request of one party for a cross-license to Developed Technology that is owned solely by the other party, the parties shall use commercially reasonable efforts to agree on appropriate royalty or other arrangements and other terms for such cross-license.

(d)                                 Inventorship.  Inventorship shall be determined in accordance with the laws of the United States regardless of whether inventions are made within or outside of the United States by either party.

(e)                                  Invention Assignments.  Each party will require all of its and its Affiliates’ employees to assign all Developed Technology that is invented, developed, made or conceived by such employees according to the ownership principles described in this Section 3.2 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.  Each party will also use commercially reasonable efforts to require any agents, independent contractors or sublicensees performing an activity pursuant to this Agreement to assign all Developed Technology that is invented, developed, made or conceived by such agents, independent contractors or sublicensees to Aroa and/or TELA Bio according to the ownership principles described in this Section 3.2 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

3.3                               Filing and Maintenance Costs.

(a)                                 Sole Inventions.  In the event either party invents any Developed Technology as provided by Section 3.2(a) that is not considered Joint Technology, such party shall bear any patent filing and maintenance costs for such Developed Technology.

(b)                                 Joint Inventions.  With respect to any Joint Technology, any patent filing and maintenance costs shall be shared equally among the parties, subject to Section 3.3(b)(i) below.

(i)                                     Disclaimed Joint Technology.  In the event either party wishes to disclaim any Joint Technology, such party shall have the option to disclaim ownership of such Joint Technology by providing written notice to the other party prior to incurring any maintenance or filing costs for such Joint Technology.  In the event the non-disclaiming party proceeds with any patent filing and maintenance with respect to the disclaimed Joint Technology, that party shall bear the full costs and be the sole owner of such disclaimed Joint Technology.

3.4                               Patent Prosecution and Maintenance.  Aroa shall diligently prosecute and maintain in full force in the Territory the Aroa Patent Rights and any other patents and patent applications which form part of the Licensed Intellectual Property and Technology Rights (collectively, the “Relevant Patents”), and shall appoint counsel at its discretion but reasonably acceptable to TELA Bio (TELA Bio confirms that Aroa’s counsel at the Effective Date of this Umbrella Agreement is acceptable) to prosecute, maintain and defend such patents.  Aroa shall keep TELA Bio reasonably informed of all Relevant Patents related to the Products, and will give TELA Bio a reasonable opportunity to review and provide input on the prosecution of same. If Aroa breaches this Section 3.4, decides to abandon or allows to lapse any Relevant Patents, or decides to not pay or does not pay a particular patent maintenance fee (or its portion thereof in the case of Relevant Patents described in Section 3.3(b)) for any Relevant Patents, then Aroa shall promptly inform TELA Bio and TELA Bio shall have the right to assume filing, prosecution, maintenance and defense of any such Relevant Patents and offset against amounts owed to Aroa hereunder all amounts incurred in assuming such responsibilities.

4.0 Upfront Payment; Milestones

4.1                               Upfront Payments.  Upon the execution of this Umbrella Agreement, TELA Bio shall pay to Aroa a one-time, non-refundable license amendment fee in the amount of US$250,000.  The parties acknowledge and agree that, in consideration of the grant of the Aroa License in the North American Territory pursuant to the Original Agreement and this Umbrella Agreement, TELA Bio has previously paid to Aroa a one-time, non-refundable license fee in the amount of US$1,000,000 (the “North American Upfront Payment”).  The parties acknowledge and agree that, in consideration of the grant of the Aroa License in the European Territory pursuant to this Umbrella Agreement, TELA Bio has previously paid to Aroa a one-time license fee in the amount of US$1,000,000 (the “European Upfront Payment” and, together with the North American Upfront Payment, the “Upfront Payments”).

4.2                               Operational Milestones.  In addition to the Upfront Payments, TELA Bio shall pay to Aroa the following payments (the “Operational Milestone Payments”) within thirty (30) days after the occurrence of each of the following events:

(a)                                 Upon the first occurrence of receipt of FDA 510(k) clearance for the use of ERT Ovine in surgical soft tissue reinforcement procedures constituting an on-label use of abdominal wall reconstruction and hernia repair (the “Original 510(k) Clearance”), TELA Bio shall pay to Aroa a one-time payment of US$1,000,000; and

(b)                                 If all three of the following criteria are met, TELA Bio shall pay to Aroa a one-time payment of US$250,000: [***].  The parties acknowledge and agree that (i) TELA Bio has previously paid the US$1,000,000 amount due to Aroa under Section 4.2(a) and (ii) the US$250,000 payment made pursuant to Section 4.1 is being paid in complete satisfaction of all of the obligations of TELA under this Section 4.2(b).

The events described in Subsections 4.2(a) and (b) above are collectively referred to as the “North American Operational Milestones”.  In the aggregate, the Operational Milestone Payments for achievement of all North American Operational Milestones shall not exceed US$1,250,000.

(c)                                  TELA Bio shall pay to Aroa a one-time payment of US$500,000 upon the first occurrence of receipt of CE mark for the use of ERT Ovine in surgical soft tissue reinforcement procedures constituting an on-label use of abdominal wall reconstruction and hernia repair (the “Original CE Mark”); and

(d)                                 If both of the following criteria are met, TELA Bio shall pay to Aroa a one-time payment of US$500,000: (i) each of the criteria set forth in Section 4.2(c) above has been satisfied; and (ii) TELA Bio’s acceptance under Section 8 of finished ERT Ovine Products supplied by Aroa in quantities sufficient for TELA Bio’s commercial launch in the European Union as reasonably agreed upon the parties in writing.

The events described in Subsections 4.2(c) and (d) above are collectively referred to as the “European Operational Milestones”.  In the aggregate, the Operational Milestone Payments for achievement of all European Operational Milestones shall not exceed US$1,000,000.

4.3                               Revenue Milestones.  In addition to the Upfront Payments and the Operational Milestone Payments, TELA Bio shall pay to Aroa the following payments (the “Revenue Milestone Payments”) within thirty (30) days after the occurrence of each of the following events:

(a)                                 When cumulative Net Sales of the Products in the North American Territory reach [***], TELA Bio shall pay to Aroa a one-time payment of US$1,000,000;

(b)                                 When cumulative Net Sales of the Products in the North American Territory reach [***], TELA Bio shall pay to Aroa US$2,000,000; and

(c)                                  When cumulative Net Sales of the Products in the European Territory reach [***], TELA Bio shall pay to Aroa US$1,000,000.

In the aggregate, the Revenue Milestone Payments shall not exceed US$4,000,000.

5.1 Development

5.1                               TELA Bio Development Rights.  Except as otherwise expressly set forth in Section 5.2 below, TELA Bio shall have no restrictions on its development activities provided it only uses the Licensed Intellectual Property and Technology Rights within the scope of the Aroa License.  For purposes of clarification only, TELA Bio has the right to partner with any Third Party for the research and development of products that are not Products.

5.2                               Aroa Development Responsibilities.

(a)                                 During the Term, Aroa shall be TELA Bio’s exclusive partner for the development of Products in the Indications, it being understood that TELA Bio shall not be permitted to retain Third Party independent contractors and other consultants to advise it on research and development matters pertaining to Products without obtaining Aroa’s consent, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Aroa may not unreasonably withhold, condition or delay its consent for TELA Bio to utilize Third Parties as research or development partners on Products if TELA Bio reasonably believes that such partner may advance the development of such Products.

(b)                                 Except as otherwise stated herein, the development responsibilities of Aroa hereunder shall be as set forth in the relevant Product Exhibit and the Development Agreement.

(c)                                  If TELA Bio desires to modify the specifications of any Product (which may include modifications to manufacturing and/or processing techniques), TELA Bio shall provide written notice to Aroa setting forth the details of the desired changes and the business rationale for such changes.  Following any such notice, Aroa shall provide to TELA Bio a detailed written summary of Aroa’s expected costs associated with the development and manufacture of such Product based on the revised specifications.  The parties shall then review the proposed specification changes and the associated costs and shall mutually determine, which, if any, of the proposed specification changes shall be incorporated into the Product and the parties’ respective obligations for the associated costs.

5.3                               Non-Compete.

(a)                                 [***].

(b)                                 [***].

5.4                               Clinical Trials; Funding.  During the first five year period of the Term, TELA Bio shall invest a minimum of [***] in the aggregate for pre-clinical and clinical trial programs to test the Products in vivo; provided, that TELA Bio shall receive credit for any amounts invested by TELA Bio for pre-clinical and clinical trial programs under the Original Agreement and the First Amendment.  Except with respect to Third Party confidentiality and other obligations: (x) TELA Bio shall provide Aroa with access to all data derived from such trials that relates to the Products for development, commercialization, marketing, regulatory and promotion functions outside the Territory and (y) Aroa shall share with TELA Bio all pre-clinical and clinical trial information related to the Products in its possession or control to support TELA

Bio’s development, commercialization, marketing, regulatory matters pertaining to and promotion of the Products in the Territory.

5.5                               Aroa Materials.  Aroa shall supply to TELA Bio at Aroa’s Direct Unit Cost (as defined in Exhibit A) the ECM materials or Products necessary in quantities and with such frequency as reasonably required for the research and development of the Products in accordance with the terms of this Umbrella Agreement and the applicable Product Exhibit.

6.0 Marketing

6.1                               Commercialization by TELA Bio.  Except as otherwise expressly set forth herein or in the relevant Product Exhibit, TELA Bio shall be solely responsible for the distribution, marketing, promotion, pricing and sales of the Products in the Territory.

6.2                               Marketing Plan.  Prior to the expected initial commercial launch of the first Product in a specified Territory and annually thereafter, TELA Bio shall provide an annual marketing plan to Aroa with respect to that Territory.  In addition, TELA Bio shall provide Aroa with quarterly updates to such marketing plan commencing with the first calendar quarter following the initial commercial launch of a Product.  Aroa employees shall have access to sales meetings and training sessions conducted by TELA Bio for its sales force to the extent related to the Product, and may arrange from time to time to accompany TELA Bio sales representatives on calls to key accounts and opinion leaders related to the Products, subject to reasonable advance notice and pre-arrangements made with TELA Bio.  TELA Bio shall have the right to cease the marketing and sale in one or more Indications of a Product with a Transfer Price in excess of its Revenue Sharing Amount, and the parties shall reasonably cooperate to identify and implement solutions to reduce the Transfer Price or increase the Net Sales of any such Product.

6.3                               Promotional Materials.  TELA Bio shall promote the Products in accordance with applicable law.

6.4                               Reference to Endoform.  To the extent the Product contains or includes Endoform and permitted by applicable Regulatory Authorities, TELA Bio shall include a reasonably prominent reference on all packaging, marketing or promotional material in respect of each Product that such Product contains or includes Endoform, such reference to be in a format reasonably agreed by the parties in respect of each Product.  For clarification purposes, the parties acknowledge and agree that such Products may use a brand or trade name that is not Endoform.

6.5                               Net Sales Forecast.  Prior to the expected initial commercial launch of the first Product and on a rolling quarterly basis thereafter, TELA Bio shall provide a Net Sales Forecast to Aroa throughout the Term.

7.0 Manufacture

7.1                               Manufacturing.  Aroa shall manufacture all the Aroa Manufactured Products at the Aroa Plant in accordance with: (i) the Regulations; (ii) the applicable Product Requirements; (iii) all Applicable Legal Requirements; and (iv) Product Manufacturing Requirements.

7.2                               Aroa’s Manufacturing Responsibilities.  During the Term, and except as otherwise expressly provided herein, Aroa will serve as the exclusive manufacturer for all Products in accordance with the Product Requirements and Product Manufacturing Requirements.

7.3                               Change in Manufacturing Process.  Aroa shall notify TELA Bio in writing of any proposed changes in its manufacturing process which affect fit, form, or function or the safety or effectiveness of the manufacturing process, including any changes that affect a) a government submission made by or on behalf of Aroa (any change to a Technical File or international product master file), b) master batch records or written qualify plans for production or written qualify procedures respecting same, or c) any changes outside the validated level or procedure, in manufacturing procedures, component part or raw materials vendors, manufacturing sites or batch sizes.  Upon such notice, TELA Bio shall evaluate and communicate to Aroa its approval or disapproval of such change within eight (8) weeks after the date of its receipt of notice.  Only upon notice of written approval from TELA Bio and after Aroa has demonstrated to TELA Bio’s satisfaction that all change and validation processes have been successfully completed in compliance with any Regulations and/or Applicable Legal Requirements may Aroa incorporate such change into the manufacturing process.  Proposed changes shall be communicated in writing to the quality contact specified in each Product Exhibit.

7.4                               Labeling and Barcodes.  The label and package insert copy for each Product shall: (a) conform to the parties’ mutually agreed upon standard labeling requirements, (b) comply with all Applicable Legal Requirements and Regulations, (c) be reviewed by the parties and (d) contain all other information agreed to by the parties.

7.5                               Product Safety.  Aroa shall provide to TELA Bio, upon TELA Bio’s request, copies of Material Safety Data Sheets (“MSDSs”) and any other information and documentation related to product safety, including physical, chemical, and biological characteristics of the Products.  At reasonable times and upon reasonable notice, TELA Bio shall have the right to audit Aroa’s established procedures and processes, including documentation, to accommodate the direct handling of health emergencies, product ingredient inquiries, and distribution of MSDSs related to the Products twenty-four (24) hours a day, seven (7) days a week.

7.6                               Manufacturing Outside of Aroa’s Plant.  Aroa shall manufacture all the Products only at the Aroa Plant.  Notwithstanding the foregoing provision of this Section 7.6, and subject to Section 7.3 (including the notice requirements), if it is necessary that all of or a component of a Product must be manufactured at another facility, Aroa must certify in writing to TELA Bio that such facility satisfies all Applicable Legal Requirements and TELA Bio or its designee shall have the right to conduct an audit at such facility to determine compliance with all Applicable Legal Requirements before any manufacturing can take place.

7.7                               Product Validations.  Aroa shall provide written assurances that processes and test methods are validated for the development and manufacture of the Products.  If TELA Bio determines that a specific validation procedure does not meet TELA Bio’s interpretation of the appropriate Regulation, then Aroa and TELA Bio shall review in good faith any additional process or test method validation procedures that TELA Bio believes are necessary in order to obtain Regulatory Approval to market, sell or distribute the Products in the Territory; however, if this occurs then the parties shall negotiate in good faith an equitable allocation of the expenses relating to such additional process or procedure.

7.8                               File Samples.  Aroa agrees to keep file samples of each manufactured lot of each Product in cold storage within the temperature range dictated by TELA Bio through a period ending [***] after the expiration date of the applicable lot.  These files samples shall be made available to TELA Bio upon request at any time.

7.9                               Non-Compete.  Aroa shall not, and shall ensure that its Affiliates shall not, directly or indirectly, use or grant a license to any Developed Technology or any other Intellectual Property claiming any ECM or forestomach-based product, methods of making any ECM or forestomach-based product or necessary or desirable for the commercialization of any ECM or other forestomach-based product, within the Indications and in the Territory, or outside of any Indication to the extent any such use or license would result in the marketing, distribution or sale in the Territory of products that could be used in the Indications, except to develop and/or manufacture the Products pursuant to the terms and conditions of this Umbrella Agreement or any Product Exhibit.  The parties agree that a breach by Aroa of this Section 7.9 would constitute a material breach of this Umbrella Agreement by Aroa and result in substantial damages to TELA Bio which would be difficult, if not impossible, to ascertain, and probably inadequate to remedy the harm caused thereby and, therefore, Aroa agrees that upon any such breach, TELA Bio, its successors and assigns shall have the right to enforce the provisions of this Section 7.9 by temporary or permanent injunction without the necessity of a bond or by other proceeding in equity.

7.10                        Animal Material.  Aroa shall provide TELA Bio with information on any animal-sourced material that is included in a Product in order for TELA Bio to meet any United States Department of Agriculture requirements and any Applicable Legal Requirements in the Territory.

7.11                        Disaster Recovery.  Aroa shall maintain a robust disaster recovery plan for key materials needed for the uninterrupted supply of the Products and such plan shall be provided to TELA Bio upon TELA Bio’s request.

7.12                        Manufacturing Documents.  For the purpose of quality and regulatory audits and reviewing customer complaints, during the Term of this Umbrella Agreement, Aroa shall promptly furnish TELA Bio with copies of all Manufacturing Documents relating to the Products upon TELA Bio’s request.

7.13                        Product Dating.  Aroa will design and perform studies to support Product expiration dating.  Product expiration dating will be established using a pre-approved protocol that is agreed upon by both parties.

7.14                        Right to Audit.  Aroa shall ensure that TELA Bio’s authorized representatives and any Regulatory Authorities may, during regular business hours and upon reasonable advance written notice, (i) examine and inspect the Aroa Plant or other manufacturing facility or, subject to any Third Party confidentiality restrictions and other obligations, the facilities of any subcontractor or supplier used by it in the development, sourcing or manufacture of Products in the Indications in the Territory, and (ii) subject to applicable law and any Third Party confidentiality restrictions and other obligations, inspect all data, documentation and work product relating to the activities performed by it, the subcontractor or supplier site.  This right to inspect all data, documentation, and work product relating to the Product in the Indications in the Territory may be exercised at any time during the Term upon reasonable notice or such longer period as shall be required by applicable law.  Aroa shall promptly provide TELA Bio with the results of any audit by a Regulatory Authority relating to the Products in the Indications.

8.0 Supply

8.1                               Product Forecast.  TELA Bio shall provide Aroa with a [***] rolling forecast prepared in good faith estimating the quantity of Products it intends to order during such [***] period in each of the North American Territory and the European Territory (“Product Forecast”).  The first Product Forecast for each Product shall be submitted in accordance with the requirements of the applicable Product Exhibit, such Product Forecast shall be updated quarterly.  The first [***] of each Product Forecast shall be binding on TELA Bio and the remaining [***] of each Product Forecast shall not be binding on TELA Bio.

8.2                               Adjustment to Forecast.  Subject to Section 8.14, Aroa shall use commercially reasonable efforts to accommodate an increase in the Product Forecast if TELA Bio so requests.

8.3                               Purchase Orders.  With each Product Forecast provided by TELA Bio, TELA Bio shall provide a binding purchase order (“Purchase Order”) that is consistent with the binding portion of the Product Forecast.  Each Purchase Order must specify whether the ordered Products are for sale in the North American Territory or the European Territory, as well as the required delivery dates for the Products which shall be at least [***] after the date of submission of the applicable Purchase Order.  TELA Bio shall only sell each Product in the particular Territory specified in the Purchase Order for that Product unless it has Aroa’s prior consent, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Aroa agrees that TELA Bio may sell a Product in a Territory other than that specified in the Purchase Order so long as such sale would not violate any Regulations, such sale is necessary or desirable due to inventory management and TELA Bio notifies Aroa in writing prior to such sale so that the Minimum Amounts, Quarterly True Up Amounts and Shortfall Amounts may be calculated hereunder appropriately.

8.4                               Binding Effect of Purchase Orders.  Purchase Orders submitted by TELA Bio in accordance with the Product Forecast and this Umbrella Agreement and any applicable Product Exhibit shall be binding upon Aroa and TELA Bio.  Purchase orders not in accordance with the Product Forecast or this Umbrella Agreement shall become binding upon acceptance in writing by Aroa, which acceptance may not be unreasonably withheld or delayed.  Aroa shall promptly notify TELA Bio if it does not believe that it can satisfy a Purchase Order for any reason. Notwithstanding any other Section of this Umbrella Agreement, Aroa may require TELA Bio to pay in advance for any binding Purchase Order submitted while undisputed amounts due under Section 8.5(a) in excess of [***] remain overdue by more than [***] days after Aroa has notified TELA Bio of its breach of Section 8.5(a).

8.5                               Transfer Price and Revenue Sharing Amounts.

(a)                                 With respect to Products supplied by Aroa hereunder other than pursuant to Section 5.5, within thirty (30) days after the receipt of such Product conforming to the Product Manufacturing Requirements and the Product Requirements, TELA Bio shall pay to Aroa the Transfer Price for each such Product in U.S. dollars.  With each Product shipment, Aroa shall include an invoice setting forth the delivered Products by SKU number, quantity, the applicable Transfer Price, shipping/freight charges, insurance charges and any other information reasonably requested by TELA Bio.

(b)                                 Except as expressly set forth in Section 5.3(a), (i) within thirty (30) days after the end of each calendar quarter during each NA Contract Year and each EU Contract Year, TELA Bio shall separately calculate the NA Quarterly True Up Amount and the EU Quarterly True Up Amount; and (ii) if either the NA Quarterly True Up Amount or the EU Quarterly True Up Amount calculation results in a positive number, TELA Bio shall owe Aroa an amount equal to that particular Quarterly True Up Amount.  Within thirty (30) days following the end of each calendar year, TELA Bio will prepare a summary of the aggregate Net Sales for all Products purchased from Aroa during such calendar year and calculate the aggregate Revenue Sharing Amount based on such aggregate Net Sales amount in each of the Territories (“Annual Revenue Sharing Amount”).  If the Annual Revenue Sharing Amount is more than the sum of (i) the aggregate Transfer Prices paid for the Products sold by TELA Bio during such calendar year and (ii) the aggregate Quarterly True Up Amounts paid to Aroa for such calendar year, TELA Bio shall pay such difference to Aroa within thirty (30) days following the date of such summary (the “Annual True Up Payment”).  If the Annual Revenue Sharing Amount is less than the sum of (i) the aggregate Transfer Prices paid for the Products sold by TELA Bio during such calendar year and (ii) the aggregate Quarterly True Up Amounts paid to Aroa for such calendar year, Aroa shall pay such difference to TELA Bio within thirty (30) days following the date of such summary.

(c)                                  TELA Bio shall have the right to audit Aroa’s books and records on an annual basis to confirm and verify the Transfer Price for each Product.  Any overpayments by TELA Bio as a result of any miscalculation of the Transfer Price shall be refunded promptly by Aroa.  The Transfer Price going forward shall be adjusted appropriately to reflect the results of such audit.

(d)                                 Aroa shall have the right to audit TELA Bio’s books and records on an annual basis to confirm the accuracy of Revenue Sharing Amounts and Quarterly True Up Amounts.  Any overpayments by TELA Bio discovered as a result of such audit shall be refunded promptly by Aroa, and any underpayments discovered as a result of any such audit shall be made promptly by TELA Bio.

(e)                                  Any amounts owed by one party to the other pursuant to this Section 8.5 shall be paid promptly by the obligated party.  In addition, TELA Bio may offset payments owed to it by Aroa hereunder (including any overpayment of Quarterly True Up Amounts) against any Transfer Price amounts that are or may become due to Aroa.

(f)                                   The parties shall communicate at least once each quarter to review Product pricing, Product COGS (as defined in Exhibit A) and the Transfer Price, the volume of Products ordered by TELA Bio in that quarter and the marketing plan of TELA Bio for such Products.

(g)                                  Revenue Sharing Amounts and Quarterly True Up Amounts shall be calculated and paid in U.S. dollars.  For purposes of such calculation, in respect of any Net Sales invoiced in other currencies, TELA Bio shall convert Net Sales from such local currencies to U.S. dollars in respect of all sales within any calendar quarter using the average of the daily mid-market local currency/USD exchange rates published in the Wall Street Journal during such calendar quarter.

8.6                               Minimum Amounts.  Except to the extent caused by a Supply Failure or Aroa breaching its supply or manufacturing obligations to TELA Bio hereunder in the applicable Contract Year at issue, (x) the aggregate sum paid or payable by TELA Bio to Aroa in respect of all Transfer Prices for Products purchased for sale in the North American Territory, the four NA Quarterly True Up Amounts and the amount of any Annual True Up Payment attributable to the applicable Contract Year for the North American Territory for and as of the end of the NA Contract Year(s) periods set forth below shall equal or exceed the minimum amount (the “NA Minimum Amount”) set forth opposite such NA Contract Year period(s) and (y) the aggregate sum paid or payable by TELA Bio to Aroa in respect of all Transfer Prices for Products purchased for sale in the European Territory, the four EU Quarterly True Up Amounts and the amount of any Annual True Up Payment attributable to the applicable Contract Year for the European Territory for and as of the end of the EU Contract Year (s) periods set forth below shall equal or exceed the minimum amount (the “EU Minimum Amount”) set forth opposite such EU Contract Year period(s):

NA Contract Year or EU Year(s), as applicable	NA Minimum Amount	US$ EU Minimum Amount US$ Contract
First and Second in the aggregate	$2,000,000	$500,000
Third	$2,000,000	$500,000
Fourth	$3,000,000	$750,000
Fifth	$4,000,000	$1,000,000

Upon any Change of Control of TELA Bio, the Minimum Amounts set forth above shall be extended for a sixth Contract Year with a $5,000,000 NA Minimum Amount for such year and a $1,000,000 EU Minimum for such year.  If a Change of Control of TELA Bio occurs prior to the commencement of the first NA Contract Year and/or the first EU Contract Year, then the relevant first Contract Year will be deemed to have commenced on the date of the Change of Control.

8.7                               Make Whole Payment.  In the event that TELA Bio does not achieve the NA Minimum Amount required for the NA Contract Year(s) or the EU Minimum Amount required for the EU Contract Year(s) specified in Section 8.6 above, Aroa shall notify TELA Bio in writing of the Shortfall Amount for such period and the Territory in which the shortfall occurred

(North American or European Territory).  On the thirtieth (30th) day after TELA Bio’s receipt of such notice from Aroa, TELA Bio’s exclusive license to the Product(s) shall convert to a non exclusive license only in the applicable Territory (North American or European Territory) in which the applicable Shortfall Amount existed unless during such thirty (30) day period TELA Bio pays Aroa in U.S. dollars an amount equal to the applicable Shortfall Amount (the “Make Whole Payment”).

8.8                               Shipping/Storage and Delivery of Products.  TELA Bio and Aroa shall agree on shipping and storage conditions of each Product prior to shipping and delivery to TELA Bio. Aroa’s shipment obligations and the passage of title and risk of loss shall be F.O.B.  TELA Bio’s specified destination in the United States, Europe or other geographical location in the Territory, as applicable, in accordance with the quantities, delivery dates, courier and shipping instructions specified in TELA Bio’s Purchase Orders that comply with Section 8.3.

The parties agree to share equally the full cost of each shipment and insurance in respect of each shipment (whether the applicable shipment or insurance is obtained by either party) for the Products from the Aroa Plant to the final delivery point to TELA Bio.

8.9                               Physical Inspection and Performance Testing Requirements.  Prior to the first shipment of any Products, members of TELA Bio’s and Aroa’s quality organizations will meet to review the agreed-upon written criteria for in-coming quality inspections and performance testing measures (“In-coming Testing”) that TELA Bio shall use to accept or reject the

Products.  Aroa shall test or cause to be tested each lot of the Products pursuant to this Umbrella Agreement before delivery to TELA Bio.  Each lot must be accompanied by a certificate of analysis.  The certificate of analysis must be lot specific and reflect the Aroa lot number and the Product expiration date.  The certificate of analysis must show a summary of Aroa’s physical inspection and performance testing results, and have Aroa’s quality representative’s signature and date of approval.  In addition, Aroa must represent that any animal sourced material has been identified to TELA Bio and tested in accordance with Section 7.10.  Aroa shall send such certificates to TELA Bio along with delivery of the Products.  TELA Bio is entitled to rely on such certificates for all purposes of this Umbrella Agreement.  Nothing in this Umbrella Agreement shall be construed to require TELA Bio to perform any In- coming Testing on any Products received from Aroa.  However, at TELA Bio’s option, TELA Bio shall have thirty (30) days from receipt of the Products to perform In-coming Testing on the Products.

8.10                        Rejection of Products.  Within thirty (30) days from the receipt of any Products, TELA Bio may reject such Product supplied hereunder which does not conform to the Product Manufacturing Requirements, Product Requirements or fails the In-coming Testing criteria. TELA Bio shall provide written notice to Aroa specifying the reason for such rejection.  At the request and expense of Aroa, TELA Bio shall return the defective Product, or a representative sample thereof, to Aroa for testing.  Should Aroa’s test results reasonably confirm the Product’s non-conformance to the Product Manufacturing Requirements, Product Requirements or the In coming Testing criteria, Aroa shall replace said non-conforming Product within thirty (30) days at no cost to TELA Bio.  Should Aroa’s test results fail to confirm the Product’s non- conformance, and should the parties fail to otherwise resolve the dispute, the parties shall submit the Product, or a representative sample thereof, to a mutually acceptable independent laboratory. The determination by an independent laboratory of the Product’s conformance or non- conformance to the Product Manufacturing Requirements, Product Requirements and the In coming Testing inspection criteria shall be binding upon the parties.  Should the independent laboratory determine that the Products are conforming, TELA Bio shall pay all laboratory costs, and should such independent laboratory confirm that the Product is non-conforming, Aroa shall pay all laboratory costs and shall replace such non-conforming Product within thirty (30) days at no cost to TELA Bio.  If rejection is due to any failure by TELA Bio or its agents or representatives to handle or store the Products as required by the labeling or the Product Requirements therefor, TELA Bio shall pay for replacement of rejected product.  If rejection is due to problems relating to both parties, both TELA Bio and Aroa shall share equally the cost in replacing rejected Products proportionately.

8.11                        On-Going Stability Testing.  Aroa shall perform stability testing for the Products using mutually agreed upon procedures to ensure that the Products conform to the Product Manufacturing Requirements and the Product Requirements.  Testing will be performed at a frequency that is required by Aroa’s quality standards and meets TELA Bio’s requirements for commercial products.  If any Product fails to meet the stability acceptance criteria at any given test point, Aroa will follow its investigation procedures for no-test, invalids or failures.  If the stability failure is confirmed prior to the expiration date of any Product, Aroa will promptly inform TELA Bio of such non-conformance and both parties will agree on the course of action to follow.

8.12                        Products within each Indication.  For each Product covered under this Umbrella Agreement, the parties shall prepare and execute a Product Exhibit containing more specific terms (including Product Requirements) regarding the Product (it being understood that a Product Exhibit may include more than one Product) and specifying that part of the Territory in which TELA Bio intends to sell or market it.  Each Product Exhibit shall be attached hereto.  The parties shall use commercially reasonable efforts to achieve the following goals in each Territory (each, a “Goal”) for Products for each of the individual Indications as set forth below within the timeframe specified for the achievement of that Goal in that particular Territory (such date, with respect to each such Product, the “Goal Deadline”).

For abdominal wall reconstruction/hernia repair, pursuant to the terms of the Development Agreement between the parties dated of even date with this Umbrella Agreement (“Development Agreement”), Aroa will complete the development of each of: [***].  The Goal for an Abdominal Wall/Hernia Repair Product shall be [***].  The Goal Deadline will be extended by the same number of days of any delay in the development of the Abdominal Wall/Hernia Products under the Development Agreement due to the failure of Aroa or the failure of Aroa to deliver Products to TELA Bio for a commercial launch pursuant to a Purchase Order provided in accordance with Section 8.3 of this Umbrella Agreement.  For the avoidance of doubt, TELA Bio shall have satisfied [***].  TELA Bio shall have the right to extend the Goal Deadline for an Abdominal Wall/Hernia Product for twelve month periods by paying to Aroa the amount of (i) $ 1,000,000 for the North American Territory and (ii) $500,000 for the European Territory, such payment to be made on or before the then current Goal Deadline.

The Goal for [***].  The Goal Deadline for the North American Territory [***].  The Goal Deadline for [***].  TELA Bio shall have the right to extend the Goal Deadline for a breast reconstruction for twelve month periods by paying to Aroa the amount of (i) $1,000,000 for the North American Territory and (ii) $500,000 for the European Territory, such payment to be made on or before the then current Goal Deadline.

The Goal for each of the[***].  The Goal Deadline for the North American Territory shall be [***] [***] [***].  TELA Bio shall have the right to extend the Goal Deadline for each of the products under this paragraph for twelve month periods by paying to Aroa the amount of (i) $500,000 for the North American Territory and (ii) $250,000 for the European Territory, such payment to be made on or before the then current Goal Deadline.

Upon [***] prior written notice to Aroa, TELA Bio may forfeit its rights hereunder with respect to any Licensed Intellectual Property and Technology Rights for one or more Products for one or more Indications in the North American Territory if the Goal for that particular Indication(s) in the North American Territory has not been achieved by the applicable Goal Deadline.  In addition, upon [***] prior written notice to Aroa, TELA Bio may forfeit its rights hereunder with respect to any Licensed Intellectual Property and Technology Rights for one or more Products for one or more Indications in the European Territory if the Goal for that particular Indication(s) in the European Territory has not been achieved by the applicable Goal Deadline.  To avoid doubt, TELA Bio’s forfeiture of its rights pursuant to this paragraph with respect to a particular Indication shall not affect its rights to the other Indications, and TELA Bio’s forfeiture of its rights pursuant to this paragraph with respect to a particular Territory shall not affect its rights with respect to any other Territory.

If a Goal for a particular Indication has not been achieved by the applicable Goal Deadline for the North American Territory, Aroa may terminate TELA Bio’s rights hereunder with respect to any Licensed Intellectual Property and Technology Rights for one or more Products only with respect to the particular Indication in the North American Territory for which the Goal was not achieved by the applicable Goal Deadline, or if a Goal for a particular Indication has not been achieved by the applicable Goal Deadline for the European Territory, Aroa may terminate TELA Bio’s rights hereunder with respect to any Licensed Intellectual Property and Technology Rights for one or more Products only with respect to the particular CE Marked- Indication in the European Territory for which the Goal was not achieved by the applicable Goal Deadline except, in either case, where the Goal is not achieved due to any decision of a Regulatory Authority or due to any failure by Aroa to supply Products in accordance with this Umbrella Agreement.  In order to exercise such termination rights, Aroa shall notify TELA Bio in writing describing the rights to be terminated and on what basis.  If TELA Bio does not cure the deficiency within [***] after receipt of such notice, such termination shall become effective.  To avoid doubt, Aroa’s termination rights under this paragraph apply only with respect to the particular Indication for which the applicable Goal was not achieved by the applicable Goal Deadline for the affected Territory (North American Territory or European Territory, as applicable), and Aroa’s termination of any of TELA Bio’s rights pursuant to this paragraph with respect to a particular Indication in the affected Territory shall not affect TELA Bio’s rights with respect to either (x) any other Indication in the affected Territory or (y) any Indication in any other part of the Territory.  For example, if the Goal for the abdominal wall reconstruction/hernia repair Indication had been achieved by the Goal Deadline for the European Territory and the Goal for the breast reconstruction Indication had not been achieved by the Goal Deadline for the European Territory for reasons other than a Regulatory Authority decision or any failure of Aroa to supply Products hereunder, then Aroa could exercise its termination rights under this paragraph with respect to the breast reconstruction Indication in the European Territory, without any effect on TELA Bio’s rights with respect to the other Indications (abdominal wall/hernia repair, etc.) in the European Territory and without any effect on TELA Bio’s rights with respect to the breast reconstruction Indication outside of the European Territory.

From the effective date of any such forfeiture or termination, as the case may be, the definition of “Indications” in this Umbrella Agreement for the affected Territory shall be amended accordingly.

If Aroa terminates any of TELA Bio’s rights in respect of an Indication in one or more Territories as set forth in this Section 8.12, Aroa and its Affiliates may not for the duration of the Term of this Umbrella Agreement market, distribute, grant a license to or sell, directly or indirectly, any product or Intellectual Property if such action could result in the market, sale or distribution of a product that could be used as a substitute for any Product in any of the remaining Indications in the affected Territory and therefore adversely affect TELA Bio’s Product sales in the affected Territory.

If TELA Bio forfeits its rights in respect of any Indication as set forth in this Section 8.12, TELA Bio shall not market, distribute, grant a license to or sell, directly or indirectly, any ECM product within the removed Indication in the affected Territory for a period of two (2) years from the effective date of such forfeiture unless the Goal for such Indication was not met by the applicable Goal Deadline due to any decision of a Regulatory Authority or any breach of this Umbrella Agreement by Aroa.

8.13                        Supply Failure.  If Aroa has any basis to believe that a Supply Failure may occur Aroa shall provide written notice (“Notice”) to TELA Bio as soon as possible setting forth the expected timing, causes and effects of such Supply Failure on Aroa’s ability to fulfill its manufacturing and supply obligations under this Umbrella Agreement.  Upon receipt of such notice, or in the event of an actual Supply Failure, TELA Bio or its designated Third Party representatives shall have the right to work with Aroa and take all necessary and appropriate steps to assist Aroa (including having access to the Aroa Plant and Production Materials (as defined below) to restore the manufacturing capability of the Aroa Plant so that Aroa may comply with its supply and manufacturing obligations under this Umbrella Agreement.  Aroa shall cooperate and work with TELA Bio or its Third Party representative to restore manufacturing of such Product at the Aroa Plant or in associated nearby facilities agreed upon by the parties so that Aroa may be in compliance with its supply and manufacturing obligations hereunder no later than [***] after the Notice or the Supply Failure, as applicable.  If Aroa has not restored the manufacturing capability at the Aroa Plant or in associated nearby facilities agreed upon by the parties in order for Aroa to comply with its manufacturing and supply obligations under this Umbrella Agreement within [***] after the date of the Notice or the Supply Failure, as applicable, or if at any time following the Notice or the Supply Failure, it is reasonably apparent to both parties that the restoration of the manufacturing capability at the Aroa Plant in order for Aroa to comply with its manufacturing and supply obligations under this Umbrella Agreement will not be achieved during said ninety-day period, then TELA Bio may by notice in writing to Aroa step in and operate the Aroa Plant and manufacture the Products on behalf of Aroa and/or may sublicense a Third Party manufacturer to carry out such manufacturing in place of Aroa.  If TELA Bio steps in or sublicenses a Third Party to manufacture in accordance with this Section, Aroa shall promptly provide TELA Bio and such sublicensee access to all Aroa Technology and any other technical and proprietary materials and other information and techniques necessary for the formulation, manufacture and assembly of the Products in question (“Production Materials”).  All Production Materials shall be complete and accurate and sufficient to permit a person reasonably skilled in the art to be able to implement the formulation, manufacture and assembly of such Product.  If TELA Bio gives notice that it is exercising its right to step in or sublicense a Third Party to manufacture in accordance with this Section, Aroa shall be deemed to have granted TELA Bio or its Third Party representative, as the case may be, a non-exclusive license under such Production Materials and the Licensed Intellectual Property and Technology Rights to make or have made such Product in accordance with this Section.  TELA Bio’s manufacturing rights under this Section 8.13 for Supply Failure shall continue for a minimum of [***] from the date TELA Bio exercises such right and until such time as Aroa has demonstrated that it is able to comply with its manufacturing and supply obligations hereunder, following which TELA Bio shall, and shall cause all of its Affiliates and any Third Party representative to, return all Production Materials and all Aroa Technology to Aroa.  TELA Bio shall (and shall ensure its Third Party representative shall) use the Aroa Technology and Production Materials solely for the purposes of manufacturing the Products and for no other purpose.  The Aroa Technology and Production Materials constitute Confidential Information for the purposes of this Umbrella Agreement.  TELA Bio shall be entitled to set off its reasonable costs associated with the exercise of its rights under this Section (including without limitation increased costs incurred by TELA Bio for shipping and insuring Products) against any future Revenue Sharing Amounts or Revenue Milestone Payments payable by TELA Bio in accordance with this Umbrella Agreement.  The parties agree that a breach by either party of this Section 8.13 would constitute a material breach of this Umbrella Agreement by the breaching party and result in substantial damages to the non-breaching party which would be difficult, if not impossible, to ascertain, and probably inadequate to remedy the harm caused thereby and therefore each party agrees that upon any such breach, the non-breaching, its successors and assigns shall have the right to enforce the provisions of this Section 8.13 by temporary or permanent injunction without the necessity of a bond, by specific performance or by other proceeding in equity.  If there are any disputes between the parties under this Section 8.13 concerning whether the Aroa Plant is capable of manufacturing Products to enable Aroa to meet it supply obligations under this Umbrella Agreement, an independent manufacturing expert shall be jointly selected by the parties and such expert shall promptly make such determination which shall be final and binding on the parties.

8.14                        Aroa Manufacturing Capacity.  Based on the Product Forecasts and Purchase Orders provided by TELA Bio, and any Product commercialization and marketing plans developed by TELA Bio and provided to Aroa, the parties shall assess Area’s ability to manufacture the anticipated quantities of Products at the Aroa Plant.  If, at any time, the parties determine that such anticipated Product quantities exceed the quantities that could be manufactured on a commercially reasonable basis at the Aroa Plant, Aroa shall provide a detailed written summary, with detailed expected costs, of a proposed expansion plan to increase the manufacturing capacity of the Aroa Plant to enable Aroa to manufacture the anticipated Product quantities.  The parties shall review such written summary with detail of expected costs.  Each party shall be responsible for the payment of fifty percent (50%) of the aggregate, out of pocket, capital expenses of any Aroa Plant manufacturing capacity expansion project that is mutually approved by the parties; provided that any amounts paid by TELA Bio in connection with any such Aroa Plant expansion shall be offset against any future Revenue Sharing Amounts payable to Aroa by TELA Bio.  Notwithstanding the provisions of Section 8.13, Aroa’s failure to supply any quantity of Products ordered by TELA Bio that, as of the date of such order, exceed the quantities that could be manufactured on a commercially reasonable basis at the Aroa Plant shall not constitute a Supply Failure under this Umbrella Agreement.

8.15                        Revised Financial Terms following Supply Failure.  Without prejudice to any right of TELA Bio to terminate this Agreement under Section 15.2, if TELA Bio exercises its rights under Section 8.13 to either take over the manufacture of the Products or to sublicense and utilize a Third Party to manufacture the Products then (x) the Minimum Amount and Make Whole Payment shall be proportionally reduced to reflect the impact of the Supply Failure and (y), in respect of all Products so manufactured:

(a)                                 TELA Bio shall not be required to pay Aroa any Transfer Prices under Section 8.5;

(b)                                 Except with respect to amounts payable to TELA Bio by Aroa under Section 8.5(b) or 8.5(d), no Quarterly True Up Amounts or Annual True Up Payments under Section 8.5 shall be calculated or payable by TELA Bio in respect of the sale of such Products manufactured during the period of Supply Failure; and

(c)                                  Subject to Section 5.3(a), TELA Bio shall instead pay to Aroa a royalty of 6% of Net Sales of all such Products, calculated and payable each calendar quarter in arrears.

9.0 Regulatory

9.1                               Regulations.  Aroa shall prepare and maintain all the necessary documents relating to its activities under Section 9.0 and needed for compliance with all then current Regulations.  During the Term, Aroa shall provide sufficient evidence as reasonably requested by TELA Bio to demonstrate to TELA Bio that Aroa is in compliance with all current Regulations applicable to Aroa’s obligations under this Umbrella Agreement and shall inform TELA Bio regarding any product quality/quality system issues such as non-conformities, significant process/document changes, Third Party audit observations or hold points.

9.2                               Submissions and Registrations.

(a)                                 With respect to 510(k) Regulatory Submissions in the United States for ERT Ovine which has been [***]:

(i)                                     Aroa shall fund and shall use commercially reasonable efforts to promptly obtain Regulatory Approvals for such product in such Indications; and

(ii)                                  Unless indicated otherwise in the specific Product Exhibit, Aroa shall prepare the Regulatory Submission for such product in such indications in Aroa’s name and will be the sole and exclusive owner of any resulting Regulatory Approvals (including all registrations) with respect to such Indications in the United States.

(b)                                 TELA Bio shall have the right to make Regulatory Submissions in its name and seek and obtain Regulatory Approvals for any Products within the Indications and the

Territory that are not described in Section 9.2(a).  TELA Bio shall fund efforts for any such Regulatory Submission and be the sole and exclusive owner of any resulting Regulatory Approvals (including all registrations) under this Section 9.2(b) unless determined otherwise in a Product Exhibit, provided that Aroa may access any documents, information, research or clinical trial results included in such Regulatory Submissions by TELA Bio and use these for the purpose of developing, commercializing or seeking regulatory approvals in respect of indications, provided that such data and information (i) shall be treated as TELA Bio Confidential Information, (ii) shall be provided to Aroa if so requested for its own, internal product development efforts with no right to sublicense or otherwise provide to any Third Party, (iii) shall not be used in connection with any sales or marketing efforts by Aroa, and (iv) shall be provided without any representations or warranties by TELA Bio.  TELA Bio may redact from any such documents, information, research or clinical trial results containing its Confidential Information.

(c)                                  Each party hereby grants to the other party the right to reference any Regulatory Submission or Regulatory Approval that it has made or obtained in order to assist the other party in seeking Regulatory Approval for the Products in their respective territories.

(d)                                 Each of the parties shall provide the other party with reasonable assistance for Regulatory Submissions made by such other party under this Section 9.2.

10.0 Facility Inspections

10.1                        Inspection of Facilities.  Upon reasonable prior notice, Aroa shall, from time to time during the Term, but not more than once every six months, (unless TELA Bio has demonstrated a reasonable basis for concern that Aroa is not in compliance with its obligations under this Umbrella Agreement with respect to the development, manufacture, testing, packaging, storage or shipment of the Products) allow and shall cause each of its subcontractors to allow representatives or designees of TELA Bio to tour and inspect the Aroa Plant and all facilities utilized by Aroa and/or its subcontractors in the development, manufacture, testing, packaging, storage and shipment of the Products sold to TELA Bio under this Umbrella Agreement or any Product Exhibit.  Upon each such inspection, Aroa shall provide and shall cause its subcontractors to provide access to its manufacturing, quality control and all other relevant documentation, and shall cooperate with such representatives and designees in every reasonable manner.  Aroa shall allow representatives of any Regulatory Authority with jurisdiction over the manufacture and/or marketing and distribution of the Products to tour and inspect all facilities utilized by Aroa and/or its subcontractors in the development, manufacture, testing, packaging, storage, and shipment of the Products sold under this Umbrella Agreement, and will cooperate with such representatives in every reasonable manner.  Each party shall also provide the other with a copy of any FDA Form 483 notices (or comparable notice from other Regulatory Authorities) of adverse finding, regulatory letters or similar writings it receives from any Regulatory Authority setting forth adverse findings of noncompliance with applicable laws, regulations or standards relating to the items supplied by it hereunder or any quality system issue that may affect or otherwise impact the Products.  Subject to Section 7.3, each party shall also provide the other with prompt notice of the resolution with the Regulatory Authority and actions taken by such first party relating to the above mentioned FDA Form 483 notices (or comparable notice from other Regulatory Authority).  All communications received under this Section 10.1 shall be regarded as Confidential Information.

11.0 Quality Assurance and Customer Complaints

11.1                        Product Recall.  Should any Product’s defect or any Regulatory Authority: (i) require the recall, destruction or withholding from market of a Product (“Recall”); (ii) require the issuance of a Medical Device Report pursuant to FDA regulations on a Product (“MDR”); (iii) require the institution of a field correction of a Product (“Field Correction”); or (iv) result in a Serious Incident, Aroa shall bear the costs and expenses of such Recall, MDR, Field Correction or Serious Incident to the extent such Recall, MDR, Field Correction or Serious Incident is the result of any non-conformance to the applicable Products Requirements, Product Manufacturing Requirements, In-coming Testing or manufacturing defect due to a fault or omission attributable to Aroa, its Affiliates or any of their subcontractors, agents or representatives, and TELA Bio shall bear the costs and expenses of such Recall, MDR, Field Correction or Serious Incident to the extent such Recall, MDR, Field Correction or Serious Incident is the result of any fault or omission attributable to TELA Bio, its Affiliates or any of their subcontractors, agents or representatives.  Should such Recall, MDR, Field Correction or Serious Incident result from the fault of both parties, the parties shall share such costs and expenses in proportion to their respective degrees of fault.  The Parties agree to reasonably cooperate with each other in the resolution of any Recall, MDR, Field Correction or Serious Incident, regardless of fault in accordance with the timeframe specified under TELA Bio’s procedures for handling these matters.

11.2                        Customer Complaints.  In the event that Aroa or TELA Bio receives any customer complaint or notice of a potentially Serious Incident regarding the Products, or any component thereof, then that party shall promptly inform the other concerning the details of any such complaint or notice.  The complaint or notice shall then be evaluated and investigated by TELA Bio and Aroa jointly (each party to be responsible for its own costs unless and until determined otherwise in accordance with Section 11.1).  Complaints not related to Serious Incidents shall be summarized on a quarterly basis and communicated to the other party.  TELA Bio shall assist Aroa in follow-up correction of the Products complaints within the timeframe required by Aroa’s procedures.  If corrective actions are required, the cost of or part of the corrective action shall be borne by Aroa up to the extent such complaint is related to the faulty manufacture of a Product, or some other cause or event attributable to Aroa, and shall be borne by TELA Bio to the extent such complaint is attributable to TELA Bio.

11.3                        Regulatory Inquiries; Communications.  Each party shall provide the other party prompt notice of any formal or informal inquiry relating to the Products by any Regulatory Authority.  Such notice shall include a copy of any written correspondence or a written summary of any material oral communication with representatives of such Regulatory Authority.  To the fullest extent possible, each party shall include the other party in all discussions with a Regulatory Authority regarding a Product.

11.4                        Post-Market Surveillance.  Both TELA Bio and Aroa shall ensure that the other party is kept informed of any relevant post-production experience relating to the Products which comes to the attention of either party.  TELA Bio shall immediately notify Aroa of any relevant corrective actions or non-conformances relating to the Product.  Both TELA Bio and Aroa shall adopt and operate appropriate systematic procedures to record and review post-marketing experiences with the Products in compliance with all Applicable Legal Requirements.

11.5                        Storage.  TELA Bio agrees that it shall handle and store any Products manufactured by Aroa that are in its possession or control in accordance with all Products Requirements and Applicable Legal Requirements.

11.6                        Records Maintenance.  Each party shall keep and maintain complete and accurate records with respect to any commercial Product that has obtained Regulatory Approval as is necessary for regulatory compliance under Applicable Legal Requirements for a period of at least [***] after the expected life of such Product or [***] from the date of creation (whichever is less), including all records that ensure the ability to perform complete lot tracing of such commercial Product.

12.0 Confidentiality and Equitable Remedies

12.1                        Confidential Information.  It is contemplated that in the course of the performance of this Umbrella Agreement or Product Exhibits each party may, from time to time, disclose its Confidential Information to the other party.  Except for purposes of this Umbrella Agreement or any Product Exhibit or otherwise agreed to in writing, during the Term and for a period of [***] following the termination of this Umbrella Agreement, each party shall keep completely confidential and shall not use for any purpose other than in connection with the receiving party’s obligations, or enjoyment or enforcement of rights, under this Umbrella Agreement, or publish or otherwise disclose, any Confidential Information of the other party (except to its employees, agents or consultants or those of its Affiliates, subdistributors or potential subdistributors having a need to know).  Without limiting the foregoing, each party shall use at least the same standard of care as it uses to protect its own confidential or proprietary information to ensure that its employees, agents and consultants do not disclose or make unauthorized use of the Confidential Information of the disclosing party, but in no event less than reasonable care.  To the extent any Confidential Information includes trade secrets identified as such by the disclosing party, such trade secrets shall be maintained as Confidential Information indefinitely.  The following information shall not be considered Confidential Information:

(a)                                 information which was already known to the receiving party, other than under an obligation of confidentiality to the disclosing party, at the time of disclosure by the other party; or

(b)                                 information which was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; or

(c)                                  information which becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Umbrella Agreement; or

(d)                                 information which was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing party not to disclose such information; or

(e)           information which was developed independently without reference to Confidential Information received from the other party hereunder as evidenced by the receiving party’s own written records.

Notwithstanding anything to the contrary in this Section 12.1, each party shall have the right to disclose the Confidential Information as necessary in the course of filing or prosecuting patent applications under Sections 3.3 and 3.4 of this Umbrella Agreement and, except with respect to trade secrets, to disclose Confidential Information to a third party (provided such Third Party is placed under equivalent obligations of confidentiality and non-use as under this Section 12.1) only to the extent reasonable necessary in connection with a due diligence process being conducted by that third party in respect of any financing, investment, merger or acquisition transaction in respect of either party, and the parties shall have the right to disclose the other party’s Confidential Information as necessary in the course of obtaining Regulatory Approval to manufacture or market the Products (or any component thereof) as set forth in this Umbrella Agreement or the applicable Product Exhibit.  In the event either party must disclose the other party’s Confidential Information in order to comply with an order of a court or judicial authority, such party shall give reasonable advance notice to the other party of such proposed disclosure in order that the non-disclosing party may intercede and oppose such process, and shall use its reasonable commercial efforts to secure confidential treatment of such Confidential Information which is required to be disclosed.  The parties agree that a breach by either party of the covenants contained in this Section 12.1 may result in substantial damages to the other party which would be difficult, if not impossible, to ascertain and therefore the parties agree that upon any such breach, TELA Bio or Aroa, their successors and assigns shall have the right to enforce the provision of this Section 12.1 by seeking a temporary or permanent injunction or by other proceeding in equity.

13.0 Indemnity

13.1        Aroa Indemnification.  Aroa shall defend, indemnify, and hold harmless TELA Bio, its Affiliates and their respective directors, officers, employees and agents from and against any and all claims, losses or damages (including reasonable legal and attorneys costs incurred in defending and/or resisting any such claim) made or suffered, or alleged to be made or suffered, by any Third Party arising out of a breach of this Umbrella Agreement or any Product Exhibit by Aroa, its Affiliates, their respective directors, officers, employees or agents, or the use of any of the Product by that Third Party where the Product did not meet the applicable Product Requirements, Product Manufacturing Requirements, Regulations and all Applicable Legal Requirements when shipped by Aroa, or any Third Party infringement or misappropriation claims relating to the use of the Licensed Intellectual Property and Technology Rights in connection with the Products, provided that TELA Bio complies with Aroa’s reasonable instructions regarding right to use and/or cessation of use, except to the extent such claim, loss or damage is due to TELA Bio’s negligence, intentional misconduct or breach of its obligations under this Umbrella Agreement or the applicable Product Exhibit.

13.2        Aroa Insurance Coverage.  Aroa shall, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of [***] per occurrence and [***] in the aggregate, including product liability coverage, to be maintained throughout the Term and for a minimum of [***] past the termination of this Umbrella Agreement.  Upon the Effective Date, Aroa shall furnish a certificate of insurance, in form acceptable to TELA Bio, evidencing the insurance required hereunder and providing for at least [***] prior written notice to TELA Bio of any cancellation, termination or material adverse change of such insurance coverage.

13.3        TELA Bio Indemnification.  TELA Bio shall defend, indemnify, and hold harmless Aroa, its Affiliates and their respective directors, officers, employees and agents from and against any and all claims, losses or damages (including reasonable legal and attorneys costs incurred in defending and/or resisting any such claim) made or suffered, or alleged to be made or suffered, by any Third Party arising out of a breach of this Umbrella Agreement or any Product Exhibit by TELA Bio, its Affiliates, their respective directors, officers, employees or agents, or any Third Party infringement or misappropriation claims relating to the use of TELA Bio Technology and/or Confidential Information in connection with any Products, provided Aroa complies with TELA Bio’s reasonable instructions regarding the right to use and/or cessation of use of any of such TELA Bio Technology or Confidential Information, as applicable, except to the extent such claim, loss or damage is due to Aroa’s negligence, intentional misconduct or breach of its obligations under this Umbrella Agreement or the applicable Product Exhibit.  To the extent it is within the control of Aroa, and if TELA Bio has acknowledged it has full liability for such claim, loss or damage, then Aroa shall not settle or compromise any such claim without TELA Bio’s prior approval, which approval shall not be unreasonably withheld.

13.4        TELA Bio Insurance Coverage.  TELA Bio shall, at its sole cost and expense, obtain no later than the commencement of the first NA Contract Year and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of [***] per occurrence and [***] in the aggregate, including product liability coverage, to be maintained thereafter throughout the Term and for a minimum of [***] past the termination of this Umbrella Agreement.  Upon the commencement of the first NA Contract Year, TELA Bio shall furnish a certificate of insurance, in form acceptable to Aroa, evidencing the insurance required hereunder and providing for at least [***] prior written notice to Aroa of any cancellation, termination or material adverse change of such insurance coverage.

13.5        Third Party Claims.  With respect to the indemnification of any Third Party claims described in either Section 13.1 or 13.3 above, the indemnifying party (either Aroa or TELA Bio, as the case may be, the “Indemnifying Party”) shall have the right to assume the defense (at its own expense) of such claim through counsel of its choosing by so notifying the other party (the “Indemnified Party”) within thirty (30) calendar days after becoming aware of such claim.  The Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party.  The Indemnifying Party shall not agree to the settlement, compromise or discharge of such Third Party claim without the prior written consent of the Indemnified Party, which may not be unreasonably withheld, unless the Indemnified Party is irrevocably and completely released from any and all liability with respect to such claim.  To the extent within the control of the Indemnified Party and permitted by law and provided that the Indemnifying Party is fulfilling its obligations under Section 13.1 or Section 13.3, as applicable, the Indemnified Party shall not settle or compromise any such claim without the Indemnifying Party’s prior approval, which approval shall not be unreasonably withheld.  The Indemnified Party shall cooperate with the

Indemnifying Party at the Indemnifying Party’s expense in connection with the defense of any such claim.

14.0 Representations and Warranties

14.1        Aroa’s Representations and Warranties.  Aroa represents and warrants the following:

(a)           Aroa shall convey good title to all the Products at the point of delivery free and clear of all liens and encumbrances;

(b)           each Product shall be manufactured and packaged in strict compliance with the terms of this Umbrella Agreement, the specific Product Exhibit, will meet the subject Product Requirements and the Product Manufacturing Requirements, and will be in accordance with the Regulations and all Applicable Legal Requirements when shipped by Aroa in accordance with the shipping and storage instructions described in Section 8.8;

(c)           Aroa shall manufacture and allow the manufacture of Products for sale in the Territory only for TELA Bio and shall not use any Developed Technology, directly or indirectly, to manufacture or have manufactured any Competing Products in the Territory;

(d)           as of the date of the Original Agreement and as of the Effective Date and at all times during the Term: (i) Aroa owns or otherwise has the legal right to use all right, title and interest in and to Licensed Intellectual Property and Technology Rights; (ii) any patent or patent applications within the Licensed Intellectual Property and Technology Rights have been duly prepared, filed, prosecuted, obtained and maintained in accordance with all applicable laws, rules and regulations; (iii) Aroa is not aware of any Third Party whose Intellectual Property rights would be infringed or misappropriated by the development and commercialization activities contemplated hereunder; (iv) Aroa has the lawful right to enter into this Umbrella Agreement and to grant the licenses hereunder without the consent or approval of another person or entity; and (v) the incorporation into a Product of any component, part, reagent, antigen or element sourced from a Third Party by Aroa shall not infringe or violate any patent, trademark, copyright or any other intellectual property or proprietary rights of any Third Party; provided that Aroa shall not be liable to TELA Bio due to a breach of the warranty in this Section 14. l(d) (other than in respect of any Third Party claims under the indemnity in Section 13.1 or any fraudulent misrepresentation by or on behalf of Aroa) to the extent relating to the infringement of Third Party Intellectual Property Rights by the Licensed Intellectual Property and Technology Rights which could reasonably be identified or inferred by a competent intellectual property attorney with knowledge of the subject matter of this Umbrella Agreement from the documents, materials and written information made available by Aroa to TELA Bio and its agents and advisers in a virtual data room in connection with TELA Bio’s due diligence review of such materials prior to execution of the Original Agreement; and

(e)  other than the patents listed on Exhibit B hereto, as of the Effective Date of this Umbrella Agreement and as of the effective date of the Original Agreement, Aroa and its Affiliates do not own, have a license to or control any patents or patent applications in respect of the Territory that claim any Product (or uses or methods of making any Product or any part thereof) or which are necessary or desirable for the commercialization of the Product within the Indications.

14.2        Disclaimer.  EXCEPT TO THE EXTENT SET FORTH IN THIS UMBRELLA AGREEMENT, EACH PARTY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.  EXCEPT FOR INDEMNITY OBLIGATIONS, BREACHES OF CONFIDENTIALITY AND NON-USE UNDER SECTION 12, OR BREACHES OF A PARTY CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL ACTS OF SUCH PARTY, OR ITS RESPECTIVE OFFICERS, DIRECTORS OR EMPLOYEES, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS.

14.3        Debarment and Exclusion.  Aroa represents, warrants and covenants that Aroa and its suppliers: (i) are not currently excluded, debarred, or otherwise ineligible to participate in the federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) (the “Federal Health Care Programs”) or generally from federal procurement and non-procurement programs; (ii) are not convicted of a criminal offense related to the provision of health care items or services but not yet excluded, debarred, or otherwise declared ineligible to participate in the Federal Health Care Programs, or generally from federal procurement and non-procurement programs; and (iii) are not under investigation or otherwise aware of any circumstances which may result in such exclusion from participation in the Federal Health Care Programs, or generally from federal procurement and non-procurement programs.

14.4        Notification of Aroa Sale.  If at any time during the Term of this Umbrella Agreement Aroa receives a bona fide offer from a Third Party to acquire Aroa or purchase all its assets, Aroa shall notify TELA Bio that it has received such offer and shall not enter into a binding agreement in respect of such offer until the expiry of 30 days from the date of notification to TELA Bio or receipt of confirmation from TELA Bio that it does not wish to make a competing offer (whichever is the earlier).

14.5        TELA Bio Representations and Warranties.  Except as otherwise set for the in the “Disclosure Addendum”, attached hereto as Exhibit C, TELA Bio represents and warrants that as of the effective date of the Original Agreement and at all times thereafter during the Term: (a) TELA Bio owns or otherwise has the legal right to use all right, title in and to TELA Bio Technology and Confidential Information used for or in connection with Products; (b) TELA Bio is not aware of any Third Party whose Intellectual Property rights would be infringed or misappropriated by the development and commercialization activities contemplated hereunder through the utilization of TELA Bio Technology and Confidential Information for or in connection with Products; (c) TELA Bio has the lawful right to enter into this Umbrella Agreement and to grant the rights to Aroa hereunder to the Joint Technology without the consent or approval of another person or entity; provided that TELA Bio shall not be liable to Aroa due to a breach of the warranty in this Section 14.5 (other than in respect of any Third Party claims under the indemnity in Section 13.3 or any fraudulent misrepresentation by or on behalf of TELA Bio) to the extent relating to the infringement of Third Party Intellectual Property Rights by the TELA Bio Technology or Confidential Information relating to or in connection with

Products, which could reasonably be identified by competent intellectual property legal counsel with knowledge of the subject matter of this Umbrella Agreement from the documents, material and written information made available by TELA Bio to such legal counsel prior to or on the Effective Date in connection with such counsel’s provision of freedom to operate, non-infringement or right-to-use opinions.

15.0 Term and Termination

15.1        Term and Expiration.  The initial term (the “Term”) of this Umbrella Agreement shall begin on the Effective Date and shall terminate on the later to occur of (i) August 3, 2022; and (ii) the expiration of the last patent covering the Products with TELA Bio having an option to extend the Term for an additional ten (10) years upon the expiration of the last patent covering the Products on commercially reasonable terms to be negotiated by the parties.

15.2        Termination or Removal of Territory With Cause.

(a)           Upon any material breach of this Umbrella Agreement by either party, the non-breaching party may terminate this Umbrella Agreement or upon any material breach of a Product Exhibit by either party, the non-breaching party may terminate the subject Product Exhibit upon ninety (90) days written notice to the breaching party, provided, however, that if the breach occurs only with respect to the North American Territory or the European Territory, then the non-breaching party shall not be entitled to terminate this Umbrella Agreement or Product Exhibit, as the case may be, but shall only be entitled to remove from the Territory that part of the Territory (North American or European) with respect to which the breach occurred, and this Umbrella Agreement shall continue in full force and effect with respect to the remaining Territory.  The notice to terminate or remove Territory, as applicable, shall become effective at the end of the ninety (90) day period unless the breaching party shall cure such breach within such period.  Except for certain provisions set forth in Section 8.12 that survive by their terms, upon the removal from this Umbrella Agreement of either the North American Territory or the European Territory in accordance with the terms hereof, the parties’ continuing obligations (to the extent not already incurred at the time of removal) and rights under this Agreement with respect to such removed Territory (including, without limitation, the Quarterly True Up Amounts, Annual True Up Payments, Shortfall Amounts, Operational Milestone Payments, Revenue Milestone Payments and Minimum Amounts, marketing plan obligations, non-compete obligations and supply obligations to the extent relating to such removed Territory) shall cease and be of no further force and effect.

(b)           If either party is dissolved, liquidated, or becomes insolvent or makes any general assignment for the benefit of creditors or files for bankruptcy protection or engages in or institutes any other proceedings for protection from creditors, then the other party hereto may terminate this Umbrella Agreement upon thirty (30) days’ prior written notice.

(c)           TELA Bio may terminate a Product Exhibit:

(i)            with thirty (30) days prior written notice of a reasonable determination that the Product that is included in the Product Exhibit infringes Intellectual Property rights of a Third Party;

(ii)           immediately upon written notice of instruction by a Regulatory Authority that the Product that is included in the Product Exhibit has to be withdrawn from the market with respect to such markets from which TELA Bio, at its option, withdraws such Product;

(iii)          with thirty (30) days prior written notice of a Supply Failure with respect to a Product included in the Product Exhibit that is not cured by Aroa within said thirty (30) day period; and

(iv)          with thirty (30) days prior written notice with respect to a Product that is included in the Product Exhibit if (i) proof of concept (pre- clinical) Product performance is determined by TELA Bio, in its sole discretion, to be insufficient to warrant progression to a pivotal clinical trial, (ii) pivotal clinical trial Product performance is determined by TELA Bio, in its sole discretion, to be insufficient to warrant the making of a Regulatory Submission to the FDA or other applicable Regulatory Authority, (iii) intended use claims contained in the initial Regulatory Submission are not allowed by the FDA or other applicable Regulatory Authority, or (iv) if the Products prove to be unfeasible as determined by TELA Bio, in its sole discretion, with respect to technical performance, clinical results, commercial viability or competitive positioning.

15.3        Product Sales after Termination.

(a)           In the event that this Umbrella Agreement is terminated for any reason other than a breach by TELA Bio:

(i)            TELA Bio shall have the right to purchase all or any part of the unsold portion of any completed Products from Aroa under the terms hereof;

(ii)           TELA Bio shall have the right to continue to sell such Products purchased under Section 15.3(a)(i) and those Products already in inventory until such inventory is exhausted, subject to its obligations under Section 8.5 hereunder; and

(iii)          TELA Bio shall make any outstanding payments due to date and on account of such additional Product purchases, if any or as provided for in the applicable Product Exhibit.

15.4        Return and Transfer of Technology.  Upon the termination of this Umbrella Agreement, TELA Bio shall promptly return to Aroa, all Confidential Information, in whatever form, including that pertaining to Aroa Technology disclosed to it by Aroa, and Aroa shall promptly return to TELA Bio all Confidential Information, in whatever form, including that pertaining to the TELA Bio Technology disclosed to it by TELA Bio; provided that each party may retain in its legal archives one copy of the other party’s Confidential Information disclosed to it hereunder by or on behalf of the other party solely in order to monitor its confidentiality and use obligations under Section 12 of this Umbrella Agreement.

15.5        Accrued Rights and Obligations.  Unless otherwise specifically provided, all rights and obligations of Aroa and TELA Bio hereunder shall remain in effect throughout the term of this Umbrella Agreement and it is understood and agreed that termination of this Umbrella Agreement shall not relieve either party of any obligation arising under this Umbrella Agreement which shall have accrued prior to such expiration or termination.  Termination shall have no effect on TELA Bio’s obligation to pay all payments provided herein for any Product shipped to TELA Bio during the period prior to termination.

15.6        Sections that Survive Termination or Expiration.  The obligation of confidentiality set forth in Section 12.0 shall survive the expiration or termination of this Umbrella Agreement for the period described in Section 12.1.  In addition to the foregoing, the following additional sections shall survive the termination or expiration of this Umbrella Agreement: Sections 3.1, 3.2, 11.0, 13.0, 14.0, 15.3, 15.4, 15.5, 15.6, 16.1 and 16.12.

16.0 Miscellaneous

16.1        Equity Grant.  The parties acknowledge that, on December 3, 2012, TELA Bio granted Aroa 1,834,867 newly-issued shares of restricted TELA Bio common stock.  Such shares shall vest in three equal installments over a three year period on each anniversary of the date of grant and shall not be subject to voting rights while unvested.  In addition, if this Umbrella Agreement terminates for any reason, the unvested shares shall be forfeited.

16.2        Board Observer.  Aroa shall have the right to appoint one non-voting Board Observer to the TELA Bio board of directors during the Term until August 2, 2015.  The Board Observer shall initially be the Chief Executive Officer of Aroa, Brian Ward.

16.3        Amendments.  Except as otherwise expressly provided herein, neither this Umbrella Agreement nor any provision hereof may be amended or waived except by a written instrument signed by the party against whom enforcement of the amendment or waiver is sought.

16.4        Applicable Legal Requirements.  In performing this Umbrella Agreement, each party shall comply with all Applicable Legal Requirements and shall not be required to perform or omit to perform any act required or permitted under this Umbrella Agreement to the extent such performance or omission would violate the provisions of any such Applicable Legal Requirement.

16.5        Assignment.  Neither party’s rights nor obligations under this Umbrella Agreement may be assigned or otherwise transferred to a Third Party without the express written consent of the other party.  Any assignment or any attempted assignment by either party in violation of this Section 16.5 shall be null and void.  Notwithstanding the foregoing provision, in the event of a Change of Control, this Umbrella Agreement shall be transferable without the other party’s written consent provided that a party’s successor in interest shall agree in a writing delivered to the other party to be bound by the terms of this Agreement.  If this Umbrella Agreement is transferred due to a Change of Control, the transferring party shall promptly notify the other party.  Subject to the foregoing, this Umbrella Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

16.6        Expenses.  Each party shall bear its own expenses in connection with the execution and delivery of this Umbrella Agreement.

16.7        Counterparts.  This Umbrella Agreement may be executed in any number of counterparts, all of which together shall constitute a single agreement.

16.8        Exhibits.  The parties hereby agree to be bound by and fully perform the terms, conditions, representations, warranties and obligations contained in each Product Exhibit, attached hereto and made part hereof, as if the same were fully set forth in this Umbrella Agreement.

16.9        Final Agreement.  This Umbrella Agreement and each Product Exhibit is the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings with respect to the subject matter hereof, including, without limitation, the Original Agreement.  To the extent that there is a conflict between the terms and conditions of this Umbrella Agreement and any Product Exhibit, the terms and conditions of the Product Exhibit shall control.

16.10      Force Majeure.  TELA Bio and Aroa shall not be liable for failure to perform its obligations under this Umbrella Agreement or any Product Exhibit or for any loss, damage, detention or delay resulting from any cause whatsoever beyond its reasonable control or resulting from a force majeure, including fire, flood, earthquake or other natural disaster, strike, lockout, civil or military authority, insurrection, war, embargo, container or transportation shortage or delay of suppliers due to such causes, and delivery dates shall be extended to the extent of any delays resulting from the foregoing or similar causes.  The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.  The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled or for [***] after notification to the other party, whichever is longer; provided, however, that such affected party commences and continues to take reasonable and diligent actions to cure such cause.  Notwithstanding the foregoing, nothing in this Section 16.10 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

16.11      Further Assurances.  Subject to the terms and conditions of this Umbrella Agreement, each party agrees to cooperate with the other party to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Umbrella Agreement.

16.12      Governing Law; Jurisdiction.  The parties agree that this Umbrella Agreement and each Product Exhibit, as well as any dispute arising out thereunder or related thereto, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.  The Convention for the International Sale of Goods, as amended from time to time, shall not apply to this Umbrella Agreement in any respect.  The parties further agree that they have and will submit to the jurisdiction of the courts in the State of Delaware for resolution of any disputes between them, and that any lawsuits shall be initiated and tried in the courts of the State of Delaware.

16.13      Headings.  The headings of the paragraphs and subparagraphs of this Umbrella Agreement have been added for the convenience of the parties and shall not be deemed a part hereof.

16.14      Agency.  This Umbrella Agreement is not intended to create, nor should it be construed as creating, an agency, joint venture, partnership or employer-employee relationship between TELA Bio and Aroa.  Each party shall act solely as an independent contractor and shall have no right to act for or to sign the name of or bind the other party in any way or to make quotations or to write letters under the name of the other party or to represent that the other party is in any way responsible for any acts or omissions of such party.

16.15      Notices.  All written notices and other communications between the parties which shall or may be given pursuant to this Umbrella Agreement or Product Exhibit shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail or overnight delivery service with confirmed receipt, to the recipient addressed as follows:

If to TELA Bio:

President and Chief Executive Officer

TELA Bio, Inc.

1 Great Valley Parkway

Suite 24

Malvern, PA 19355

USA

If to Aroa:

Chief Executive Officer

Aroa Biosurgery Ltd.

2 Kingsford Smith Place

Airport Oaks

Auckland

2022

New Zealand

All such communications shall be deemed to be effective on the day on which personally served, or, if sent by registered mail, overnight delivery or facsimile, on the delivery or the facsimile date.  Either party may give to the other written notice of change of address, in which event any communication shall thereafter be given to such party as above provided at such changed address.

16.16      Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Umbrella Agreement, or any other transaction contemplated herein and, except as may be required by applicable law or any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to obtaining the written consent of the other party.

16.17      Severability.  If any provision of this Umbrella Agreement or any Product Exhibit is held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

16.18      Waivers.  Any waiver by either of the parties hereto of any rights arising from a breach of any covenants or conditions of this Umbrella Agreement or any Product Exhibit shall not be construed as a continuing waiver of other breaches of the same nature or other covenants or conditions of this Umbrella Agreement or any Product Exhibit.  No waiver of any term or condition of this Umbrella Agreement or any Product Exhibit will be effective unless set forth in a written instrument that explicitly refers to this Umbrella Agreement or such Product Exhibit that is duly executed by or on behalf of the waiving party.

16.19      Interpretation.  In this Umbrella Agreement and Exhibits: (i) references to any law or regulation shall mean references to the law or regulation in changed or supplemented form or to a newly adopted law or regulation replacing a previous law or regulation; and (ii) references to the word “including” in this Umbrella Agreement and the Exhibits shall mean “including, without limitation”.

IN WITNESS WHEREOF, each of the parties has caused this Umbrella Agreement to be executed by its duly authorized representative.

TELA BIO, INC.		AROA BIOSURGERY LTD.

By:	/s/ Antony Koblish	By:	/s/ Brian Ward

Name:	Antony Koblish	Name:	Brian Ward
Title:	President and CEO	Title:	CEO

EXHIBIT A

The Transfer Price shall equal 200% of COGS

Where:

COGS = [***]

Direct Unit Cost = [***]

Manufacturer = Aroa.

Aroa shall charge TELA Bio Transfer Prices in U.S. dollars.  For the purposes of calculating such charges Aroa shall convert COGS from local currency to U.S. dollars in respect of all Purchase Orders within any calendar quarter using the mid market NZD/USD exchange rate published in the Wall Street Journal on the first day of such calendar quarter.

Aroa shall notify TELA Bio in writing of its calculation of the Transfer Price in accordance with this Exhibit A for each Contract Year of this Agreement.  The Transfer Price may not be increased beyond the notified level (other than subject to the quarterly exchange rate variations noted above) more than once in any twelve month period.  Aroa shall give TELA Bio at least 30 days’ prior written notice in respect of any proposed increase of the Transfer Price.

EXHIBIT B
AROA PATENT RIGHTS

Patent No.	Jurisdiction
[***]	U.S. patent
[***]	U.S. patent application
[***]	PCT patent application

FORM OF PRODUCT EXHIBIT

Product Exhibit No.  X

This Product Exhibit No.  X (“Product Exhibit No.  X”) for the development and supply of                  is made as of             , 201   (the “Product Exhibit No.  X Effective Date”) by and between TELA Bio, Inc., a Delaware corporation (“TELA Bio”), and Aroa Biosurgery Ltd., a privately held New Zealand company (“Aroa”).

Recitals

This Product Exhibit No.  X is an exhibit to that certain Second Amended and Restated License, Product Development and Supply Umbrella Agreement dated July 16, 2015 between TELA Bio and Aroa (“Umbrella Agreement”).  This Product Exhibit No.  X will govern the specific details for the supply of the Products as described below.  To the extent there is a conflict between the terms and conditions of this Product Exhibit No.  X and the Umbrella Agreement, the terms and conditions of this Product Exhibit No.  X shall control.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Umbrella Agreement.

In addition to the responsibilities of the parties under the Umbrella Agreement, TELA Bio and Aroa shall have the following additional responsibilities for the Product covered under this Product Exhibit No.  X.

Product Exhibit No. X
Description
Clinical Utility
Manufacturing and Supply
Development
Aroa Materials
Analytical, Pre-Clinical, and Clinical Testing
Regulatory Submission
Materials to be provided by Aroa for analytical, pre-clinical, and clinical testing
Payments
Project Schedule
Term
Quality Contact
Product Requirements

This Product Exhibit No.  X is attached to and made a part of the Umbrella Agreement.

Agreed and Accepted by:

TELA BIO, INC.		AROA BIOSURGERY LTD.

BY:		BY:
	Name:		Name:
	Title:		Title:

EXHIBIT C

DISCLOSURE ADDENDUM TO

Second Amended and Restated License,
Product Development and Supply Umbrella Agreement by and between
TELA Bio, Inc. and AROA Biosurgery Ltd. (the “Agreement”)

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